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                                                                 EXHIBIT 23.1

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement dated May 7, 1998 to the Registration Statement (Form S-3 No. 333-43177) and related Prospectus of Health Care REIT, Inc. for the registration of 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock and to the incorporation by reference therein of our report dated January 30, 1998, with respect to the consolidated financial statements and schedules of Health Care REIT, Inc. included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                ERNST & YOUNG LLP


Toledo, Ohio
May 5, 1998